UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 1, 2011

POLYCOM, INC.

(Exact name of registrant as specified in its charter)

State of Delaware	000-27978	94-3128324
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4750 Willow Road Pleasanton, California	94588
(Address of principal executive offices)	(Zip Code)

(925) 924-6000

Registrant’s telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

On June 1, 2011, Polycom, Inc. (“Polycom”) issued a press release announcing that it had entered into a definitive agreement with Hewlett-Packard Company (“HP”) to acquire assets of HP’s Visual Collaboration business, including the Halo Products and Managed Services business, for approximately $89 million in cash. In conjunction with this acquisition, HP and Polycom have agreed to establish a strategic relationship in which Polycom will serve as an exclusive partner to HP for telepresence and certain video UC solutions. A copy of the press release announcing the agreement is attached hereto as Exhibit 99.1.

On June 1, 2011, Polycom issued a press release announcing that its Board of Directors approved a two-for-one split of its common stock to be effected in the form of a stock dividend. The stock split will entitle each stockholder of record at the close of business on June 15, 2011, to receive one additional common share for every one common share owned as of that date. The additional shares resulting from the stock split will be distributed by the company’s transfer agent on July 1, 2011. A copy of the press release announcing the stock split is attached hereto as Exhibit 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release, dated June 1, 2011, entitled “Polycom and HP Announce Broad Strategic Alliance.”

99.2	Press Release, dated June 1, 2011, entitled “Polycom Groundbreaking Announcements Transform the Visual and Unified Communications Industry.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYCOM, INC.

By:	/s/ Sayed M. Darwish
Sayed M. Darwish
Executive Vice President, Chief Administrative Officer, General Counsel and Secretary

Date: June 1, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated June 1, 2011, entitled “Polycom and HP Announce Broad Strategic Alliance.”

99.2	Press Release, dated June 1, 2011, entitled “Polycom Groundbreaking Announcements Transform the Visual and Unified Communications Industry.”